Exhibit 99.1

For Immediate Release

DEERFIELD TRIARC CAPITAL CORP. ANNOUNCES SECOND QUARTER AND FIRST HALF 2005 RESULTS

Chicago, IL August 10, 2005 — Deerfield Triarc Capital Corp. (the “Company” or “Deerfield Triarc”) (NYSE: DFR) announced today the results of operations for its second quarter and first half ended June 30, 2005.

Recent Highlights:

   *    On July 5, 2005, the Company received net proceeds of approximately $363.5 million to complete its initial public offering (the “IPO”) of 25,000,000 shares of common stock that began trading on June 29, 2005.
   *    On July 15, 2005, we paid a quarterly distribution of $0.35 per share of common stock for the second quarter of 2005 to shareholders of record on June 22, 2005.
   *    Net income for the quarter ended June 30, 2005 of $6.8 million, or $0.25 per diluted common share, slightly increased compared to net income for the quarter ended March 31, 2005 of $5.9 million, or $0.22 per diluted common share. Net income for the six month period ended June 30, 2005, was $12.7 million or $0.47 per diluted common share. The Company was formed and commenced operations in December 2004; accordingly, there are no comparable prior period 2004 operating results.
   *    Estimated REIT taxable income, a non-GAAP financial measure, for the quarter totaled $9.6 million, or $0.35 per diluted common share. Estimated REIT taxable income for the six month period ended June 30, 2005 totaled $16.4 million, or $0.60 per diluted common share. See the attached schedule for reconciliation of GAAP net income to estimated REIT taxable income. Note that both of these per-share amounts excludes the effect of the shares sold in the IPO, which began trading on June 29, 2005 and settled on July 5, 2005.
   *    Securities portfolio of $4.5 billion as of June 30, 2005, a 55.2% increase compared with $2.9 billion as of March 31, 2005, and $0.5 billion as of December 31, 2004.
   *    Bank loan portfolio of $291.6 million as of June 30, 2005, a 44.6% increase compared with $201.7 million as of March 31, 2005. Of these amounts, $241.8 million and $196.7 million are loans held by Market Square CLO, Ltd. at June 30, 2005 and March 31, 2005, respectively.
   *    Mortgage securities portfolio weighted average amortized cost value, as a percentage of par value, of 101.3% as of June 30, 2005, compared with 101.6% as of March 31, 2005.
   *    Closed the long-term financing for Market Square CLO Ltd., the Company’s $300 million collateralized loan obligation transaction, on May 10, 2005 at a weighted average financing cost of LIBOR plus 0.49% on notes payable issued of $276.0 million. Market Square has accumulated assets in its portfolio at June 30, 2005 of $241.8 million, and continues to ramp up to $300 million in assets.
   *    Accumulated $156.8 million in the ramp-up of asset-backed securities for Pinetree CDO Ltd., a CDO transaction with a targeted size of $300 million, which is anticipated to close in fall 2005.

   *    We plan to file our Form 10-Q for the quarter ended June 30, 2005, with the Securities and Exchange Commission on or about Friday, August 12, 2005. We encourage you to carefully read our Form 10-Q, which contains our condensed, consolidated financial statements and footnotes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Results of Operations

Net income for the quarter ended June 30, 2005, was $6.8 million or $0.25 per diluted common share, slightly increased compared to net income for the quarter ended March 31, 2005, of $5.9 million or $0.22 per diluted common share. Net income for the six month period ended June 30, 2005, totaled $12.7 million or $0.47 per diluted common share. Net income includes share-based compensation expense for the three and six month periods ended June 30, 2005, totaling $1.3 million and $2.2 million, respectively, or $0.05 and $0.08 per diluted common share, respectively.

Estimated REIT taxable income, a non-GAAP financial measure, for the three and six month period ended June 30, 2005, totaled $9.6 million and $16.4 million respectively, or $0.35 and $0.60 per diluted common share, respectively. See the attached schedule for a reconciliation of GAAP net income to estimated REIT taxable income.

Mortgage Securities Investment Portfolio

During the three month period ended June 30, 2005, our residential mortgage-backed securities investment portfolio (“RMBS”) increased by 37.9% from $2.9 billion as of March 31, 2005 to $4.0 billion as of June 30, 2005. Our RMBS was $445 million as of December 31, 2004. As of June 30, 2005, the aggregate amortized cost of our RMBS exceeded the aggregate estimated fair value by $15.9 million. As of June 30, 2005, the aggregate net unamortized purchase premium (i.e., aggregate purchase premiums that exceed aggregate purchase discounts) related to our RMBS was $51.2 million and the weighted average amortized cost, as a percentage of aggregate par value, was 101.3% as of June 30, 2005, compared to 101.6% as of March 31, 2005. Premium bonds tend to have shorter durations than discount or par bonds and their values are thus less sensitive to interest rate movement. Our net portfolio duration, which is the difference between the duration of the RMBS and the duration of our repurchase agreements, adjusted for the effects of our swap portfolio, declined to approximately 0.1 years at June 30, 2005.

Our mortgage-backed securities holdings consist of hybrid and fixed rate RMBS as follows at June 30, 2005:

			Weighted Average

Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Yield to Maturity	Constant Prepayment Rate

	(in thousands)
Agency:
3-1 hybrid adjustable rate RMBS	$833,839	$837,528	4.4%	32.0	4.3%	32.5%
5-1 hybrid adjustable rate RMBS	2,448,088	2,476,749	4.9	55.4	4.4	15.9
7-1 hybrid adjustable rate RMBS	52,386	53,131	4.9	80.9	4.4	7.1
10-1 hybrid adjustable rate RMBS	135,893	137,457	5.2	119.3	4.8	3.7
Non-Agency:
AAA-rated hybrid adjustable rate RMBS	303,587	306,055	5.4	32.6	5.1	33.2
AAA-rated fixed rate RMBS	201,088	164,755	5.3	n/a	4.8	9.6

Total MBS	$3,974,881	$3,975,675	4.8	49.0	4.3	19.5

(1)	Represents number of months before conversion to floating rate.

We seek to position the Company so as not to be negatively impacted by an overall higher interest rate environment or in a flatter interest rate curve environment by investing mostly in hybrid rate investments. Fixed rate securities total 5.1% of our RMBS portfolio as of June 30, 2005. We have also fixed a majority of our borrowings used to fund our hybrid adjustable rate mortgage security investments using interest rate swaps which are accounted for as cash flow hedges under GAAP.

 Alternative Investments Portfolio

We complement our mortgage securities portfolio with alternative investments across a variety of asset classes that we believe represent attractive yield and diversification opportunities. At June 30, 2005, we held the following assets:

Available-for-sale securities (carried at fair value, changes in equity)
-	synthetic CDO debt tranche - $2.7 million
-	high-yield corporate bond - $2.9 million.
-	common and preferred stock investments totaling approximately $20.1 million
Trading securities (carried at fair value, changes in net income)
-	inverse interest-only strip security, collateralized by a residential mortgage pool, - $5.0 million.
Bank loans (carried at lower of cost or market)
-	first and second lien and mezzanine loans - $49.9 million
Secured financing transactions
-	Market Square CLO Ltd - bank loan portfolio ($241.8 million at June 30, 2005; $300 million targeted size) financed with bonds over 12 years at weighted-average LIBOR plus 0.49%
-	Pinetree CDO Ltd. – asset-backed securities portfolio ($156.8 million at June 30, 2005; $300 million targeted size) financed with warehouse facility in anticipation of CDO transaction

Capital

On June 28, 2005, we priced our initial public offering of 25,000,000 shares of our common stock (the “IPO Shares”). Shares began trading on June 29, 2005. We received proceeds of the IPO on July 5, 2005. We sold 24,320,715 shares and selling stockholders sold 679,285 shares at a price to the public of $16.00 per share. The net proceeds to us from the sale of the Company's shares, after deducting the underwriting discount and estimated offering expenses, were approximately $363.5 million.

Securitization Transactions

On May 10, 2005, we closed Market Square CLO Ltd. (“Market Square”), a $300 million collateralized loan obligation transaction that provides us with financing for corporate loan investments. As of June 30, 2005, we had accumulated $245 million of funding and commitments. We currently anticipate pricing Pinetree CDO Ltd. (“Pinetree”), a $300 million CDO transaction that will provide us with financing for asset-backed securities investments, in the third quarter of 2005. We have accumulated ABS assets of $156.8 million for Pinetree at June 30, 2005 pursuant to a warehouse financing arrangement.

Recent Activity

Using the increased leverage available due to applying the proceeds from our IPO share sales that settled on July 5, 2005 to pay down repurchase agreement debt, we have ramped our mortgage securities portfolio throughout July. As of July 31, 2005, our mortgage securities portfolio is $6.5 billion and our alternative assets portfolio is $515.3 million.

Our Company

We are a specialty finance company formed in December 2004 to invest in real estate-related securities and various other asset classes. We will elect and intend to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we intend to opportunistically invest in financial assets to construct an investment portfolio that is leveraged where appropriate to seek to achieve attractive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the Investment Company Act of 1940, or 1940 Act.

Our targeted asset classes and the principal investments we expect to make in each are as follows:

Asset Class		Principal Investments

Real Estate-Related Securities	•	Residential mortgage-backed securities, or RMBS
	•	Commercial mortgage-backed securities, or CMBS

Other Asset-backed Securities, or ABS	•	Collateralized debt obligations, or CDOs
	•	Consumer ABS

Bank Loans and Related Derivatives	•	Senior Secured and Unsecured Loans
	•	Credit Default Swaps on Senior Secured Loans

Leveraged Finance Instruments	•	Corporate Mezzanine Loans
	•	High Yield Corporate Bonds
	•	Distressed and Stressed Debt Securities
	•	Private Equity Investments

In addition, we may invest opportunistically in other types of investments within Deerfield Capital’s core competencies, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Deerfield Triarc

Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include general volatility of the securities markets in which we invest and the market price of our common stock; changes in our industry, interest rates, the debt securities markets or the general economy; increased prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; increased rates of default and/or decreased recovery rates on our investments; changes in governmental regulations, tax rates and similar matters; our expected financings and investments; availability of investment opportunities in real estate-related and other securities; the degree and nature of our competition; and other risks disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact: Robert E. Armour, Chief Financial Officer of Deerfield Capital Management, (773) 380-6490

Deerfield Triarc Capital Corp.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share amounts)

	June 30, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$132,724	$268,686
Restricted cash and cash equivalents	3,824	—
Available-for-sale securities, pledged as collateral—at fair value	3,219,654	327,636
Available-for-sale securities, —at fair value	942,339	117,322
Held to maturity securities— at amortized cost	—	100,125
Trading securities— at fair value	4,983	—
Derivative assets	5,264	—
Bank loans held for sale	291,643	—
Interest receivable	18,600	1,211
Proceeds receivable from issuance of common stock	365,784	—
Other receivable	14,097	—
Prepaid Asset	4,705	—

TOTAL ASSETS	$5,003,617	$814,980

LIABILITIES
Repurchase agreements,
including accrued interest of $16,032 and $22, respectively	$3,222,986	$317,810
Due to broker	744,446	117,689
Dividends declared payable	9,569	—
Derivative liabilities	5,809	276
Interest payable	13,108	—
Long term debt issuance	276,000	—
Management fee payable	572	160
Offering costs payable	2,046	857
Other payables	345	176

TOTAL LIABILITIES	$4,274,881	$436,968

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; none issued and outstanding at June 30, 2005 and December 31, 2004	$—	$—
Common stock, par value $0.001:
500,000,000 shares authorized; 51,659,701 shares issued and outstanding (including 403,847 restricted shares) at June 30, 2005 and 27,326,986 shares issued and outstanding (including 403,847 restricted shares) at December 31, 2004	51	27
Additional paid-in capital	749,583	385,205
Deferred equity compensation	(5,018)	(6,225)
Accumulated other comprehensive loss	(12,617)	(704)
Retained earnings / (deficit)	—	(291)
Distributions in excess of earnings	(3,263)	—

TOTAL STOCKHOLDERS’ EQUITY	728,736	378,012

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,003,617	$814,980

See notes to condensed consolidated financial statements

Deerfield Triarc Capital Corp.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share amounts)

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005

REVENUES
Net interest income:
Interest income	$39,265	$64,543
Interest expense	28,357	44,739

Net interest income	10,908	19,804

EXPENSES
Management fee expense to related party	2,978	5,605
Professional services	210	237
Insurance expense	181	345
Other general and administrative expenses	472	533

Total expenses	3,841	6,719

Other gain (loss):
Valuation adjustment on bank loans	(342)	(633)
Dividend income	22	22
Loss on sale of available-for-sale securities	(1,003)	(1,003)
Gain / (loss) on sale of bank loans	(410)	(252)
Gain on designated derivatives	1,701	1,701
Gain on undesignated derivatives	578	578
Net change in unrealized appreciation/depreciation on undesignated derivatives	(1,340)	(1,255)
Net change in unrealized appreciation/depreciation on trading securities	576	503

Net loss on investments	(218)	(339)

Net Income	$6,849	$12,746

NET INCOME PER SHARE—Basic	$0.25	$0.47

NET INCOME PER SHARE—Diluted	$0.25	$0.47

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - Basic	27,462,671	27,194,396

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - Diluted	27,554,457	27,255,568

See notes to condensed consolidated financial statements

Deerfield Triarc Capital Corp.
RECONCILATION OF GAAP NET INCOME TO ESTIMATED REIT TAXABLE INCOME (UNAUDITED)
(in thousands, except share amounts)

	Quarter ended June 30, 2005 (in thousands)	Six months ended June 30, 2005 (in thousands)
GAAP net income	$6,849	$12,746
Adjustments to GAAP net income (loss):
Net tax adjustments related to organization costs	(2)	3
Addback of hedge ineffectiveness in the period	248	(37)
Net tax adjustments related to grant of restricted stock and options	1,294	2,246
Net tax adjustments related to discount accretion and premium amortization	84	179
Net unrealized (gain) loss	1,106	1,386
Utilization of prior period’s estimated taxable loss	—	(74)

Net adjustments to GAAP net income	2,730	3,703

Estimated REIT taxable income	$9,579	$16,449

Estimated REIT taxable income —Basic	$0.35	$0.60

Estimated REIT taxable income —Diluted	$0.35	$0.60

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - Basic	27,462,671	27,194,396

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - Diluted	27,554,457	27,255,568

  We believe that the presentation of our estimated REIT taxable income (loss) is useful to investors because it demonstrates to investors the minimum amount of distributions we must make in order to maintain our qualification as a REIT and not be obligated to pay federal and state income taxes. However, beyond our intent to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification, we do not expect that the amount of distributions we make will necessarily correlate to our REIT taxable income. Rather, we expect to determine the amount of distributions we make based on our cash flow and what we believe to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, we do not consider REIT taxable income (loss) to be a reliable measure of our liquidity although the related distribution requirement can impact our liquidity and capital resources. Moreover, there are limitations associated with REIT taxable income (loss) as a measure of our financial performance over any period. As a result, estimated REIT taxable income (loss) should not be considered as a substitute for our GAAP net income as a measure of our financial performance.